UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2016

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

(b)(c)(e) Larry A. Lawson, the President and Chief Executive Officer of Spirit AeroSystems Holdings, Inc. (the “Company”) and its wholly-owned subsidiary Spirit AeroSystems, Inc. (“Spirit”), informed the Company’s Board of Directors of his decision to retire on July 31, 2016 (the “Retirement Date”).  Thomas C. Gentile has been appointed to serve as President and Chief Executive Officer of the Company and Spirit following Mr. Lawson’s retirement.  A copy of the press release dated June 8, 2016, announcing Mr. Lawson’s retirement and the appointment of Mr. Gentile, is attached as Exhibit 99.1 to this report.

Mr. Gentile, 51, has served as Executive Vice President and Chief Operating Officer of the Company and Spirit since April 1, 2016.  From 2014 until Mr. Gentile’s appointment with the Company and Spirit, Mr. Gentile served as President and Chief Operating Officer of GE Capital, where he oversaw GE Capital’s global operations, IT and capital planning and served on its board of directors. Mr. Gentile had been employed by GE since 1998, and held the position of President and CEO of GE Healthcare’s Healthcare Systems division from 2011 until 2014 and the position of President and CEO of GE Aviation Services from 2008 until 2011.  Mr. Gentile received his bachelor’s degree in economics and Master of Business Administration degree from Harvard University, and also studied International Relations at the London School of Economics.

On June 7, 2016, the Company and Spirit entered into a Retirement and Consulting Agreement and General Release (the “Retirement and Consulting Agreement”) with Mr. Lawson.  The Retirement and Consulting Agreement provides that, for a period of two years starting on the Retirement Date (the “Consulting Term”), Mr. Lawson will provide consulting and transition services to Spirit, its Board of Directors and its Chief Executive Officer. Mr. Lawson will receive annual compensation of $150,000 for the provision of such services.

The Retirement and Consulting Agreement provides that Mr. Lawson will receive separation payments totaling $1,274,000, which is equal to one year of Mr. Lawson’s current base salary.  Mr. Lawson will also receive a cash award for 2016 of $1,115,000 under the short-term incentive program maintained under the Company’s 2014 Omnibus Incentive Plan (the “Omnibus Plan”), which is equal to 7/12 of his target 2016 award thereunder.  Such cash award will be made when similar awards are paid to Company employees under the Omnibus Plan for 2016.  In addition, Mr. Lawson’s account under the Company’s Amended and Restated Deferred Compensation Plan will be credited with $2,000,000 on the Retirement Date.

Grants previously received by Mr. Lawson under the Company’s Amended and Restated Long-Term Incentive Plan and the long-term incentive program under the Omnibus Plan will continue to vest, subject, in the case of performance-based grants, to the satisfaction by the Company of performance criteria. In addition, in accordance with the terms of the Company’s Retirement and Savings Plan, Mr. Lawson will be entitled to his account balance and accrued benefit, as applicable, following the Retirement Date.

Under the Retirement and Consulting Agreement, Mr. Lawson is entitled to continue his health insurance coverage, as mandated by COBRA, to the extent required by applicable law, and Spirit will be required to pay for such coverage for up to a year following the Retirement Date.

The Retirement and Consulting Agreement preserves and extends covenants contained in Mr. Lawson’s employment agreement for the benefit of the Company and Spirit relating to non-competition for the entire Consulting Term, non-solicitation of Company and Spirit employees for the entire Consulting Term and protection of the Company’s and Spirit’s confidential information.

Item 9.01 Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release dated June 8, 2016*

*                 Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: June 8, 2016	/s/ Stacy Cozad
Stacy Cozad
Senior Vice President, General Counsel and Secretary